Exhibit 99.1

FINANCIAL
RELATIONS BOARD

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info: Marilynn Meek (212) 827-3773
Senior Vice President of Finance	Investor Info: Susan Garland (212) 827-3775
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE
May 4, 2006

COMFORCE CORPORATION ANNOUNCES FIRST QUARTER 2006 RESULTS
Company Reports Record First Quarter Revenues

Woodbury, NY - May 4, 2006 - COMFORCE Corporation (ASE: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services, today reported results for its first quarter ended March 26, 2006. Revenues for the quarter rose 9.2% to $135.1 million, compared to revenues of $123.7 million for the first quarter of 2005. The improvement in revenues was primarily attributable to continued growth in the Company’s Human Capital Management Services segment, consisting of PrO UnlimitedSM, which had an increase in revenues of $7.1 million, or 10.0% over first quarter 2005. COMFORCE also experienced increased growth in certain sectors of the Staff Augmentation segment, which grew $4.6 million, or 9.1%. The main contributor in Staff Augmentation was Information Technologies, which had an increase in revenues of $4.6 million, or 27.9%. Revenues in the Financial Outsourcing segment declined $360,000, due principally to increased competition from banks and other lenders.

    Gross profit for the first quarter of 2006 was $20.2 million, or 15.0% of revenues, compared to $16.9 million, or 13.7% of revenues in the same quarter last year. We realized an increase in gross profit as a percentage of revenues throughout all of our segments other than Financial Outsourcing.

Operating income for the first quarter was $3.2 million, compared to operating income of $2.3 million in the first quarter of 2005. As a percentage of revenues, operating income was 2.4% in the first quarter of 2006, compared to 1.9% in the first quarter of 2005.

Interest expense was $2.4 million for the first quarter of 2006, compared to $2.8 million for the same quarter last year. Since June 2000, the Company has reduced its public debt from $138.8 million to $46.3 million.

The Company recorded income before income taxes of $780,000 for the first quarter of 2006, compared to a loss before income taxes of $(459,000). The Company recognized a tax provision of $470,000 in the first quarter of 2006, compared to a tax benefit of $(209,000) in the first quarter of 2005.

The Company reported net income of $310,000 or $0.00 per basic and diluted share for the first quarter of 2006, compared to a net loss of $(250,000), or $(0.03) per basic and diluted share for the first quarter of 2005.

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Comments from Management

John Fanning, Chairman and Chief Executive Officer of COMFORCE commented, “We are pleased to have reported an improvement in year-over-year revenues for the first quarter, which has been historically our slowest quarter of the year. As such, we did not expect to experience sequential growth over the fourth quarter 2005. We are also pleased to have reported an improvement in our net income over the first quarter of last year.

“PRO Unlimited was once again a major contributor to our revenue growth in the quarter and we expect PRO to be a key factor in our growth for the balance of 2006 as we continue to experience increasing demand for human capital management services. We are also excited about the prospects for RightSourcing®, our centralized solution for managing multiple staffing vendor service companies. The demand we are seeing for the services they provide is resulting in an accelerating increase in their revenue contribution. We expect to continue to grow RightSourcing at a faster pace in order to gain market share. As previously mentioned, our focus on these two areas of our business reflects our planned evolution to a Company focused primarily on business process outsourcing. We are also pleased to see that Information Technologies grew revenues 27.9% over last year’s first quarter.

“We remain optimistic about COMFORCE’s opportunities for 2006 and we will continue to concentrate on the areas of our business, such as the two mentioned above, that offer the greatest potential for increased profitability. Looking at our second quarter, our current run rates are tracking higher than the first quarter of this year. At the same time, as we have demonstrated in the past, we are committed to improving our capital structure and continue to work with our financial advisors in examining refinancing alternatives. We believe our ongoing commitment to growing our business, while improving our capital structure to be in the best interest of our shareholders.”

About COMFORCE

COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces. We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support services, technical and engineering, information technology, telecommunications and other staffing needs. We operate in three segments -- Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services. The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO UnlimitedSM subsidiary. The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing® Vendor Management Services, Technical, Information Technology and Other Staffing Services. The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies. COMFORCE has thirty-seven (37) offices nationwide.

To view the Company’s web page visit www.comforce.com

We have made statements in this release, including the comments from management that are forward-looking statements such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, nor will we undertake any obligation to update any of these statements. Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

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•
unfavorable global, national or local economic conditions that cause our customers to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•	significant increases in the effective rates of any payroll-related costs that we are unable to pass on to our customers;

•	increases in the costs of complying with the complex federal, state and foreign laws and regulations in which we operate, or our inability to comply with these laws and regulations;

•	our inability to collect fees due to the bankruptcy of our customers, including the amount of any wages we have paid to our employees for work performed for these customers;

•	our inability to keep pace with rapid changes in technology in our industry;

•
in that we place our employees in other workplaces, losses incurred by reason of our employees’ misuse of customer proprietary information, misappropriation of funds, discrimination, harassment, theft of property, accidents, torts or other claims;

•	our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;

•	the necessity of writing off goodwill in future periods;

•	our inability to refinance, extend or repay our Senior Notes or the PNC Credit Facility, both of which mature in 2007;

•
as a result of covenants and restrictions in the documents governing the Senior Notes, the PNC Credit Facility or any future debt instruments, our inability to use available cash in the manner management believes will maximize shareholder value; or

•
any of the other factors described under “Risk Factors” in Item 1A of the Company’s annual report on Form 10-K for the year ended December 25, 2005 (a copy of which may be accessed through www.sec.gov or www.comforce.com).

-Financial Tables Follow -

COMFORCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 26,	March 27,
	2006	2005

Net sales of services	$135,074	$123,694

Costs and expenses:
Cost of services	114,840	106,803
Selling, general and administrative expenses	16,254	13,704
Depreciation and amortization	736	846

Total costs and expenses	131,830	121,353

Operating income	3,244	2,341

Other income (expense):
Interest expense	(2,446)	(2,825)
Other (expense) income, net	(18)	25
	(2,464)	(2,800)

Income (loss) before income taxes	780	(459)
Provision (benefit) for income taxes	470	(209)
Net income (loss)	$310	$(250)

Dividends on preferred stock	251	250

Net income (loss) available to common stockholders	$59	$(500)

Basic income (loss) per common share	$0.00	$(0.03)

Diluted income (loss) per common share	$0.00	$(0.03)

Weighted average common shares outstanding, basic	17,235	16,759
Weighted average common shares outstanding, diluted	17,632	16,759

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
March 26, 2006 and December 25, 2005
(in thousands, except share and per share amounts)
(unaudited)

	March 26,	December 25,
Assets	2006	2005

Current assets:
Cash and cash equivalents	$6,737	8,417
Accounts receivable, less allowance of $352 and $354 in 2006 and 2005, respectively	105,052	103,201
Funding and service fees receivable, less allowance of $311 and $351 in 2006 and 2005, respectively	13,638	15,715
Prepaid expenses and other current assets	4,747	4,997
Deferred income taxes, net	1,927	2,004
Total current assets	132,101	134,334

Deferred income taxes, net	1,051	1,100
Property and equipment, net	5,017	5,260
Intangible assets, net	30	40
Goodwill, net	32,073	32,073
Deferred financing costs, net	726	851
Other assets	288	320

Total assets	$171,286	173,978

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$2,204	3,864
Accrued expenses	89,062	87,307
Total current liabilities	91,266	91,171

Long-term debt (includes $1,405 of related-party debt)	102,515	105,792
Other liabilities	43	46

Total liabilities	193,824	197,009

Commitments and contingencies

Stockholders’deficit:
Common stock, $.01 par value; 100,000,000 shares authorized, 17,335,202 and 17,079,532 shares issued and outstanding in 2006 and 2005, respectively	173	171
Convertible preferred stock, $.01 par value:
Series 2003A, 6,500 shares authorized, 6,148 shares issued and outstanding at March 26, 2006 and December 25, 2005, with an aggregate liquidation preference of $7,582 at March 26, 2006 and $7,466 at December 25, 2005	4,304	4,304
Series 2003B, 3,500 shares authorized, 513 shares issued and outstanding at March 26, 2006 and December 25, 2005, with an aggregate liquidation preference of $609 at March 26, 2006 and $600 at December 25, 2005	513	513
Series 2004A, 15,000 shares authorized, 6,737 shares issued and outstanding at March 26, 2006 and December 25, 2005, with an aggregate liquidation preference of $7,399 at March 26, 2006 and $7,273 at December 25, 2005	10,264	10,264
Additional paid-in capital	47,999	47,727
Accumulated other comprehensive income	56	147
Accumulated deficit, since January 1, 1996	(85,847)	(86,157)

Total stockholders’ deficit	(22,538)	(23,031)

Total liabilities and stockholders’ deficit	$171,286	173,978

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